UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER
                                                                    1-33386
                           NOTIFICATION OF LATE FILING          ---------------
                                                                 CUSIP NUMBER

                                                                  68681D-10-2

(Check One):  |_|Form 10-K  |_|Form 20-F  |_|Form 11-K  |X| Form 10-Q
              |_|Form 10-D  |_|Form N-SAR |_|Form N-CSR


          For Period Ended:   December 31, 2009
                           -------------------
          (  ) Transition Report on Form 10-K
          (  ) Transition Report on Form 20-F
          (  ) Transition Report on Form 11-K
          (  ) Transition Report on Form 10-Q
          (  ) Transition Report on Form N-SAR
          For the Transition Period Ended:_____________________________________

--------------------------------------------------------------------------------
 Read Instructions (on back page) Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrants:

Organic Sales and Marketing, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

--------------------------------------------------------------------------------
Address of Principal Executive Offices (Street and Number)

114 BROADWAY
--------------------------------------------------------------------------------
City, State and Zip Code

RAYNHAM, MA 02767
--------------------------------------------------------------------------------

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

  [X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  [X]   (b) The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12(b)-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

Illness on the part of a key contributor to the Form 10-Q makes it impossible to properly complete the Financials required to file the Form 10-Q by the due date prescribed.


PART IV --OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Samuel FH Jeffries, CEO              508                 823-1117
     ---------------------------------------------------------------------------
              Name                     Area Code           Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |X| Yes |_| No

     ---------------------------------------------------------------------------


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

             -------------------------------------------------------
                        ORGANIC SALES AND MARKETING, INC.
             -------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.



Date  2/12/10                 By    /s/ Samuel FH Jeffries, CEO
      -------                       ------------------------------------------


Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



-----------------------------------ATTENTION------------------------------------
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------